Exhibit 99.1
FOR IMMEDIATE RELEASE
STERLING CONSTRUCTION COMPANY, INC. ANNOUNCES EXERCISE OF
OVER-ALLOTMENT OPTION
Houston, TX — February 1, 2006. Sterling Construction Company, Inc. (Nasdaq: STRL) (“Sterling” or the “Company”) today announced that the underwriters of its recent public offering have exercised their 303,263 share over-allotment option, resulting in additional net proceeds to the Company of approximately $4.2 million.
On January 25, 2006, the Company sold 1.7 million shares of its common stock at $15.00 per share in a public offering in which D.A. Davidson & Co. was the sole book runner, and Morgan Joseph & Co. Inc. acted as co-manager. Certain stockholders sold 321,758 shares in the offering.
The additional net proceeds, along with the net proceeds of approximately $23.7 million previously received in connection with the public offering, are intended to be used to acquire property, plant and equipment to more efficiently complete a number of projects in its contract backlog, as well as to position it to capitalize on future project opportunities; to repay the Company’s five-year, 12% promissory notes held by management, directors and affiliates of the Company; and for other general corporate purposes, including working capital to increase the Company’s bonding capacity, to finance ongoing business operations and to fund future growth of the Company’s construction business.
Sterling Construction Company is a leading heavy civil construction company that specializes in the building and reconstruction of transportation and water infrastructure in large and growing markets in Texas. Its transportation infrastructure projects include highways, roads, bridges and light rail and its water infrastructure projects include water, wastewater and storm drainage systems.
A registration statement relating to these securities was declared effective by the United States Securities and Exchange Commission on January 19, 2006. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.
This press release includes certain statements that fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated. Accordingly, there can be no assurance that any prediction once made will continue thereafter to reflect management’s belief. The Company does not undertake, and specifically disclaims, any obligation to update its predictions or any other information disclosed herein or to announce results of any revisions to any of the predictions contained herein to reflect future events or developments.
Contact:

Sterling Construction Company, Inc. Maarten Hemsley, CFO, 781-934-2219 or Joseph Harper, President, 281-821-9091 www.sterlingconstructionco.com	Investor Relations Counsel The Equity Group Inc. Linda Latman, 212-836-9609 www.theequitygroup.com